EXHIBIT 23.1
INDEPENDENT AUDITORS’ CONSENT
Board of Directors
Global Med Technologies, Inc. and subsidiaries:
We consent to the incorporation by reference in Registration Statements ( No. 333-60674 and No. 333-115686) on Form S-8 and Post-Effective Amendment No. 5 to Form SB-2 on Form S-3 (No. 333-131388) of Global Med Technologies, Inc. of our report dated March 15, 2010 relating to the consolidated financial statements of Global Med Technologies, Inc. and its subsidiaries included in the Annual Report on Form 10-K of Global Med Technologies, Inc. for the year ended December 31, 2009.
/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC
March 15, 2010
Denver, Colorado